Exhibit (h)(3)

                               AMENDMENT NO. 2 TO
                     TRANSFER AGENCY AND SERVICES AGREEMENT

         Amendment No. 2, dated as of September 30, 2003, to the Transfer Agency Agreement dated as of January 29, 1998, as amended October, 24, 2002 (the "Agreement"), by and between Sound Shore Fund, Inc., a corporation operating as an open-end investment company under the Investment Company Act of 1940, duly organized and existing under the laws of the State of Maryland (the "Fund"), and Forum Shareholder Services, LLC, a limited liability company organized under the laws of the State of Delaware ("Forum").

         WHEREAS, the Fund must be in compliance with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act ("BSA"), as amended by the USA PATRIOT Act of 2001 (together with its implementing regulations, the "PATRIOT Act"), its implementing regulations, and related governmental and self-regulatory organization rules and regulations (the "AML Laws"); and

         WHEREAS, subject to delegation of certain responsibilities to Forum, as provided below, the Fund's AML Program is reasonably designed to ensure compliance in all material respects with the Applicable AML Laws, in light of the particular business of the Fund, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

         WHEREAS, it is contemplated that the Fund's and Forum's AML Programs will be amended from time to time, as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund's or Forum's anti-money laundering responsibilities;

         NOW THEREFORE, the Agreement is hereby amended as follows:

         1. The Fund hereby delegates to Forum the performance, on behalf of the Fund, of the services set forth in Appendix A to this Amendment (the "AML Services") with respect to shareholder accounts maintained by Forum pursuant to the Agreement; and subject to the terms and conditions of the Agreement and this Amendment, Forum accepts this delegation and agrees to perform the AML Services in accordance with the Fund's and Forum's AML Program and to cooperate with the Fund's AML Compliance Officer in the performance of its responsibilities hereunder.

         2. Forum agrees to notify the Fund of any change to Forum's AML Program that may materially impact the Fund's anti-money laundering program.

         3. Forum agrees to notify the Fund promptly about any detected unusual or suspicious activities involving accounts of Fund shareholders pursuant to Forum's anti-money laundering program. The Fund agrees to notify Forum promptly about any detected unusual or suspicious activities involving accounts of Fund shareholders.

         4. Notwithstanding this delegation, the Fund shall maintain full responsibility for ensuring that its AML Program is and continues to be reasonably designed to ensure compliance with the applicable AML Laws. Forum shall maintain policies, procedures and internal controls that are consistent with the Fund's AML Program and the requirement that the Fund employ procedures reasonably designed to achieve compliance with the applicable AML Laws and the Fund's AML Program.

         5. The terms of this Amendment No. 2 do hereby supersede the terms of Amendment No. 1 to the Agreement.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

                                         THE SOUND SHORE FUND, INC.


                                         By:      /S/ T. GIBBS KANE, JR.
                                            ------------------------------------
                                                    T. Gibbs Kane, Jr.
                                                    President



                                         FORUM SHAREHOLDER SERVICES, LLC


                                         By:      /S/ LISA J. WEYMOUTH
                                            ------------------------------------
                                                  Lisa J. Weymouth
                                                  Director

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

APPENDIX A

                                  AML SERVICES

With respect to transactions in shares in the Fund for which Forum maintains the applicable shareholder information, Forum shall:

(a) Review and submit all shareholder financial and non-financial transactions through the Office of Foreign Assets Control Database (and such other lists or databases as may be required from time to time by applicable regulatory authorities), including screening of all shareholder accounts upon changes to such database.

(b) Screen all shareholder accounts at the request of Financial Crimes Enforcement Network ("FinCEN") pursuant to Section 314(a) of the PATRIOT Act and report any positive "hits" to FinCEN.

(c) Monitor shareholder accounts and identify and report suspicious activities that are required to be so identified and reported, in each case consistent with the Fund's and Forum's AML Programs.

(d) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Funds' and Forum' AML Programs and in accordance with the Act and OFAC.

(e) Adopt risk-based procedures for verifying the identity of each customer to the extent reasonable and practicable, in accordance with Section 326 of the PATRIOT Act.

(f) Follow the Funds' policy, which may change from time to time, with respect to the acceptance of cash equivalents and third party checks.

(g) Follow the Funds' policy on accounts held by non-US persons.

(h) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Fund's and Forum's AML Programs, and make the same available for inspection by (i) the Fund's AML Compliance Officer, (ii) any auditor of the Fund's AML Program or related procedures, policies or controls that has been designated by the Fund in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Fund's AML Compliance Officer.

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